Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PHOTOTRON HOLDINGS, Inc.

The undersigned, Brian B. Sagheb, the Chief Executive Officer of Phototron Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law (the “GCL”) of the State of Delaware (hereinafter called the “Corporation”), does hereby certify pursuant to Section 103 of the GCL as to the following:

1. The name of the Corporation is Phototron Holdings, Inc. The original name of the Corporation was Wentworth III, Inc. and the original Certificate of Incorporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on March 7, 2001.

2. The Certificate of Incorporation is hereby amended by striking out the first paragraph of the Fourth Article and by substituting in lieu of said first paragraph the following new first paragraph of the Fourth Article:

“The aggregate number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,010,000,000 shares, of which 1,000,000,000 shares shall be classified as common stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares shall be classified as preferred stock, $0.0001 par value per share (“Preferred Stock”), issuable in series as may be provided from time to time by resolution of the Board of Directors.”

3. The terms and provisions of this Certificate of Amendment of the Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein, and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the GCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation on this 6th day of December, 2011.

By: /s/ BRIAN SAGHEB

Brian B. Sagheb, Chief Executive Officer